EXHIBIT 4

SCHEDULE OF TRANSACTIONS EFFECTED DURING THE LAST 60 DAYS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 pm, New York City time, on May 13, 2019. All such transactions were sales effected in the open market.

Trade Date	Buy/Sell	No. of Shares/Quantity	Unit Cost	Trade Amount(1)	Security

5/9/2019	Sell	59,223	$57.95(2)	$3,431,928.79	Common Stock
5/10/2019	Sell	100,000	$56.14	$5,614,000.00	Common Stock

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(1) Amounts reported exclude brokerage commissions and other costs of execution.
(2) The price reported in the Unit Cost column is a weighted average price. These Shares were sold in transactions through a broker-dealer at prices ranging from $57.94 to $58.00, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the Company, any security holder of the Company, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 2.